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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256


     ROFIN-SINAR REPORTS RESULTS FOR SECOND QUARTER FISCAL YEAR 2010

             Quarterly order entry, sales and net income improved by 75%, 27% and 299%, respectively, year-over-year

Plymouth, MI / Hamburg, Germany -- May 6, 2010 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2010.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended             Six months ended
                    3/31/10   3/31/098   % Change   3/31/10  3/31/09  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 95,937  $ 75,591   +  27 %   $188,907  $182,556  +   3 %
Net income          $  4,657  $  1,166   + 299 %   $  8,242  $  8,812  -   6 %
Earnings per share
  "Diluted" basis   $   0.16  $   0.04   + 300 %   $   0.28  $   0.31  -  10 %

The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.5 million and 28.9 million for each of the fiscal quarters and for the six month periods ended March 31, 2009 and 2010, respectively.

"Our second quarter results are encouraging, with order entry, sales and net income increasing by 75%, 27% and 299%, respectively, in comparison to the second quarter of last fiscal year. These results reflect both an improving business climate for industrial laser material processing applications as well as the successful execution of our strategy to capitalize on our broad product portfolio and our global presence. We experienced strong demand for our macro products from the machine tool industry, and our micro and marking business was positively impacted by increased orders from the medical device, semiconductor and electronics markets," commented Gunther Braun, CEO and President of RSTI. "The increased backlog and the ongoing sales activities provide a foundation for solid performance in future quarters".






(page)
FINANCIAL REVIEW

Second Quarter

Net sales totaled $95.9 million for the second quarter ended March 31, 2010, a 27%, or $20.3 million, increase from the comparable quarter of fiscal 2009. The weakening of the US dollar, mainly against the Euro, resulted in an increase in net sales of $4.3 million in the second quarter. Gross profit totaled $37.2 million, or 39% of net sales, compared to $27.9 million, or 37% of net sales, in the same period last fiscal year. RSTI net income amounted to $4.7 million, or 5% of net sales, compared to $1.2 million, or 2% of net sales, in the second quarter of fiscal year 2009. The diluted per share calculation equaled $0.16 for the quarter based upon 29.5 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.04 based upon 28.9 million weighted-average common shares outstanding for the same period last fiscal year.

Comparing the second fiscal quarters 2010 and 2009, SG&A increased by $2.4 million to $23.2 million, representing 24% of net sales and second quarter R&D expenses increased by $0.3 million to $7.8 million, representing 8% of net sales.

Sales of laser products used for macro applications increased by 32% to $39.9 million, accounting for 42% of total sales. Sales of lasers for marking and micro applications increased by 31% to $45.7 million and represented 48% of total sales. Sales of components stayed flat with $10.3 million and represented 11% of total sales.


Six Months

For the six months ended March 31, 2010, net sales totaled $188.9 million, an increase of $6.3 million, or 3%, over the comparable period in 2009. The weakening of the US dollar, mainly against the Euro, resulted in an increase in net sales of $9.7 million for the six month period. Gross profit for the period was $73.1 million, $2.4 million higher than the same period in 2009. RSTI net income for the six month period ended March 31, 2010, totaled $8.2 million. The diluted per share calculation equaled $0.28 for the six month period based upon 29.5 million weighted-average common shares outstanding.

Net sales of lasers for macro applications increased by $9.9 million, or 14%, to $81.5 million, while net sales of lasers for marking and micro applications decreased by $2.0 million, or 2%, to $87.6 million. Sales of components decreased by $1.5 million, or 7%, to $19.8 million from the comparable period in fiscal year 2009.

On a geographical basis, net sales in North America in the first six months decreased by 7% and totaled $33.4 million (2009: $35.8 million). In Europe, net sales decreased by 11% to $98.0 million (2009: $109.9 million) and in Asia, net sales increased by 56% to $57.5 million (2009: $36.9 million).

Order entry for the quarter increased 75% to $108.2 million compared to the second quarter last fiscal year and resulted in a backlog of $106.7 million at March 31, 2010, mainly for laser products.








(page)


Other Developments - Share Buyback

The Board of Directors yesterday authorized the Company to initiate a share buyback of up to $30.0 million of Company's Common Stock over the next twelve months, subject to market conditions. The shares may be repurchased from time to time in open market transactions or privately negotiated transactions at the Company's discretion.



With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 33,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.


A conference call is scheduled for 11:00 AM EST, today, Thursday, May
6, 2010. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Refferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London +44(0) 207 614 2900).




                              (Tables to follow)

























(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months            Six months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                3/31/10      3/31/09     3/31/10     3/31/09
                               ----------  ----------  ----------  ----------
-Macro                         $  39,941   $  30,290   $  81,526   $  71,641
-Marking/Micro                    45,656      34,988      87,546      89,605
-Components                       10,340      10,313      19,835      21,310
                               ----------  ----------  ----------  ----------
Net sales                         95,937      75,591     188,907     182,556
Cost of goods sold                58,728      47,656     115,827     111,876
                               ----------  ----------  ----------  ----------
    Gross profit                  37,209      27,935      73,080      70,680
Selling, general, and
    administrative expenses       23,166      20,813      44,977      45,590
Intangibles amortization             546         875       1,178       1,700
Research and development expenses  7,826       7,525      15,544      15,987
                               ----------  ----------  ----------  ----------
    Income (Loss) from operations  5,671    (  1,278)     11,381       7,403

Other income                       1,186       2,798       1,426       5,220
                               ----------  ----------  ----------  ----------
    Income before income tax       6,857       1,520      12,807      12,623

Income tax expense                 2,109         285       4,356       3,638
                               ----------  ----------  ----------  ----------
    Net Income                     4,748       1,235       8,451       8,985
                               ----------  ----------  ----------  ----------
Net income attributable to
      non-controlling interest        91          69         209         173
                               ----------  ----------  ----------  ----------
Net income attributable to
      RSTI                      $  4,657    $  1,166    $  8,242    $  8,812
                               ==========  ==========  ==========  ==========
Net income attributable to RSTI per common share
  "diluted" basis *             $   0.16    $   0.04    $   0.28    $   0.31
  "basic" basis **              $   0.16    $   0.04    $   0.28    $   0.31


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.5 million and 28.9 million for each of the fiscal quarters and for the six month periods ended March 31, 2010 and 2009, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 29.1 million and 28.9 million for the fiscal quarters and for the six month periods ending March 31, 2010.








(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                       At            At
                                                     3/31/10       9/30/09
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 129,426      $ 118,984
  Trade accounts receivable, net                      82,039         79,357
  Inventories net                                    131,736        136,448
  Other current assets                                20,935         20,126
                                                   -----------    ----------
    Total current assets                             364,136        354,915
  Net property and equipment                          50,545         55,735
  Other non-current assets                           118,430        128,857
                                                   -----------    ----------
    Total non-current assets                         168,975        184,592
                                                   -----------    ----------
    Total assets                                   $ 533,111      $ 539,507
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  13,535      $  18,983
  Accounts payable, trade                             15,708         13,146
  Other current liabilities                           58,363         48,507
                                                   -----------     ---------
    Total current liabilities                         87,606         80,636
  Long-term debt                                      11,167         12,426
  Other non-current liabilities                       23,530         24,751
                                                   -----------     ---------
    Total liabilities                                122,303        117,813
    Net stockholders' equity                         410,808        421,694
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 533,111      $ 539,507
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "the increased backlog and the ongoing sales activities provide a foundation for solid performance in future quarters" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.